Exhibit 99.1

Aug. 1, 2006	CONTACTS:	Investor Relations – Brenda J. Peters
	Phone:	713/381-3954
	Toll Free:	800/659-0059

Media Relations – Allison A. Nelson
	Phone:	713/381-3969

TEPPCO PARTNERS, L.P. REPORTS SECOND QUARTER 2006 RESULTS, WITH ANOTHER RECORD PERFORMANCE FROM THE UPSTREAM SEGMENT

HOUSTON – TEPPCO Partners, L.P. (NYSE:TPP) today reported net income for the second quarter of 2006 of $41.5 million, or $0.42 per unit, compared with net income of $40.9 million, or $0.43 per unit, for the second quarter of 2005. Net income for the six months ended June 30, 2006, was $104.3 million, or $1.05 per unit, compared with $88.4 million, or $0.96 per unit, for the six months ended June 30, 2005. Net income for the six months ended June 30, 2006, includes a $17.9 million gain on the sale of the Pioneer gas processing plant which occurred on March 31, 2006. Excluding the impact of the sale of the Pioneer gas processing plant, which is being accounted for as discontinued operations, income from continuing operations for the second quarter of 2006 was $41.6 million, or $0.42 per unit, compared with $40.1 million, or $0.42 per unit, for the second quarter of 2005, and for the six months ended June 30, 2006 was $84.9 million, or $0.85 per unit, compared with $86.4 million, or $0.94 per unit, for the six months ended June 30, 2005. The Pioneer gas processing plant is accounted for as discontinued operations for all periods presented.

Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations was $97 million for the second quarter of 2006, compared with $95.1 million for the second quarter of 2005. EBITDA from continuing operations was $196.9 million for the six months ended June 30, 2006, compared with $193.3 million for the six months ended June 30, 2005. EBITDA is a non-GAAP financial measure, which is defined and reconciled to its most directly comparable GAAP financial measure later in this news release.

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“Our upstream segment continued its strong performance during 2006, with EBITDA from continuing operations increasing 22 percent over the 2005 second quarter, as we benefited from increased marketing volumes and rates. Additionally, our midstream segment continued to benefit from the increased capacity from the completion of the Jonah Phase IV expansion in 2006, and increased refined products volumes largely offset lower summer-fill propane demand in our downstream segment. Our diverse revenue base continues to demonstrate the strategic benefit of our asset portfolio,” said Jerry E. Thompson, president and chief executive officer of the general partner of TEPPCO.

“We are pleased with our performance for the second quarter of 2006, with increased operating revenues in each of our business segments more than offsetting approximately $10 million of expenses that are not expected to be ongoing beyond 2006. These expenses are primarily related to employee severances as we transition to a shared services environment, the completion of our previously announced joint venture of Jonah Gas Gathering Company with an affiliate of Enterprise Products Partners L.P. and the proposed changes to our partnership agreement in connection with the proposed reduced incentive distribution sharing rate by our general partner in exchange for units,” continued Thompson.

OPERATING RESULTS BY BUSINESS SEGMENT

Upstream Segment

The upstream segment includes transportation, storage, gathering and marketing of crude oil; and distribution of lubrication oils and specialty chemicals.

EBITDA from continuing operations for the upstream segment increased 22 percent to $31 million for the second quarter of 2006, compared with $25.5 million for the second

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quarter of 2005. The increase in EBITDA resulted primarily from increased marketing and transportation revenues, partially offset by increased operating expense, primarily due to 2005 acquisitions and their continued integration into our systems and increased product measurement losses, and higher general and administrative expenses. Total crude oil volumes marketed increased 15 percent to 619,000 barrels per day (bpd) for the second quarter of 2006, compared with 537,000 bpd for the second quarter of 2005. Transportation volumes decreased 4 percent to 251,000 bpd for the second quarter of 2006, compared with 262,000 bpd for the second quarter of 2005.

Our pro-rata share of EBITDA in Seaway Crude Pipeline, which is included in upstream segment EBITDA, was $7 million for the second quarter of 2006, compared with $10.2 million for the second quarter of 2005. The decrease was primarily due to a stipulation in the Seaway partnership agreement whereby TEPPCO’s portion of equity earnings decreases in 2006 from 60 percent to 40 percent (on a pro-rated basis to an average rate of 47 percent for 2006), higher expenses from legal and regulatory settlements in 2006, increased power costs and increased pipeline integrity expenses primarily related to the pipeline release in May 2005. Long-haul volumes on Seaway averaged 246,000 bpd in the 2006 quarter, compared with 213,000 bpd in the 2005 quarter.

Midstream Segment

The midstream segment includes natural gas gathering services, and storage, transportation and fractionation of natural gas liquids (NGLs).

EBITDA from continuing operations for the midstream segment was $36.1 million for the second quarter of 2006, compared with $39.9 million for the second quarter of 2005. The decrease was primarily due to higher operating expenses for pipeline imbalance valuations, employee severance costs, costs related to entering into the Jonah Gas Gathering Company joint venture with an affiliate of Enterprise Products Partners L.P.,

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the loss of EBITDA associated with the Pioneer Gas Processing Plant which was sold on March 31, 2006 and expenses related to the proposed amendments to our partnership agreement. These higher expenses were partially offset by increased natural gas gathering revenues resulting from the Phase IV expansion of the Jonah system completed in early 2006. Total natural gas gathering volumes increased 10 percent, to approximately 1.74 billion cubic feet per day (Bcf/d) in the second quarter of 2006, compared with approximately 1.58 Bcf/d in the second quarter of 2005. NGL transportation volumes increased by 15 percent, to approximately 195,000 bpd in the second quarter of 2006, compared with approximately 170,000 bpd in the second quarter of 2005.

Downstream Segment

The downstream segment includes the transportation and storage of refined products, liquefied petroleum gases (LPGs) and petrochemicals.

EBITDA from continuing operations for the downstream segment was $29.9 million for the second quarter of 2006, compared with $29.7 million for the second quarter of 2005. Increased demand for distillates and refinery blend stock deliveries in the upper Midwest, increased revenues from assets acquired in the second half of 2005 and increased volumes of product inventory sales were substantially offset by lower LPG transportation revenues and increased operating, general and administrative expenses. Demand for long-haul propane transportation used for summer-fill programs was lower in the second quarter of 2006 as a result of excess supply from the warmer winter weather in early 2006. Expenses were higher in 2006 due primarily to assets acquired in the second half of 2005, increased insurance costs, a regulatory penalty for past incidents, employee severance costs and expenses related to the proposed amendments to our partnership agreement. Transportation volumes increased 9 percent to approximately 597,000 bpd in the second quarter of 2006, compared with approximately 549,000 bpd in the second quarter of 2005.

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Our pro-rata share of EBITDA from unconsolidated investments, which is included in downstream segment EBITDA, was $2.8 million for the second quarter of 2006, compared with $4.9 million for the second quarter of 2005. Our pro-rata share of EBITDA in Centennial Pipeline was $0.3 million for the second quarter of 2006, compared to $2.2 million for the second quarter of 2005. The decrease was primarily attributable to lower transportation volumes and increased pipeline integrity expenses. Our pro-rata share of EBITDA in Mont Belvieu Storage Partners, L.P. was $2.5 million for the second quarter of 2006, compared with $2.7 million for the second quarter of 2005, primarily due to higher system maintenance expenses on the Mont Belvieu Storage Partners’ system.

CAPITALIZATION AND LIQUIDITY

Interest expense – net decreased $2.4 million during the second quarter of 2006, compared with the prior year second quarter. This decrease was due primarily to a $2.5 million reduction in interest expense during the second quarter of 2006 related to favorable changes in the fair value of interest rate swaps, a $2 million increase in interest expense in the 2005 second quarter related to the cancellation of an interest rate lock agreement and increased capitalized interest on construction projects during 2006. These decreases of expense between the comparable periods were partially offset by higher outstanding principal balances and higher short term floating interest rates on the revolving credit facility during the second quarter of 2006.

Total debt outstanding at June 30, 2006, was approximately $1.5 billion, with remaining liquidity of approximately $241 million under TEPPCO’s $700 million credit facility. In July 2006, $204.1 million of gross proceeds were received from the public issuance of 5.75 million units. The net proceeds of approximately $196 million were used to reduce borrowings outstanding under our revolving credit facility.

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2006 OUTLOOK

Based on our performance during the six months ended June 30, 2006, and projections for the remainder of the year, we expect EBITDA for the full year of 2006, excluding the results from discontinued operations, to remain in the range of $400 million to $420 million. We expect net income per unit to be in the range of $1.65 to $1.85 per unit, excluding the results of discontinued operations, which is a $0.05 decrease from the forecast provided earlier in the year. The decrease in net income per unit reflects the increase in the weighted average number of units outstanding resulting from the new units issued in July 2006, as noted above.

We currently anticipate that total capital expenditures for 2006 will be approximately $265 million, which will include approximately $195 million for organic growth projects and $40 million for maintenance capital expenditures, which includes $19 million for pipeline integrity. We estimate $30 million in expenditures for system upgrades. Additionally, we expect to contribute for the remainder of 2006 approximately $119 million to the new Jonah joint venture for our share of the Phase V expansion.

In April 2006, EPCO, Inc. made a proposal to the Audit and Conflicts Committee of the general partner’s board of directors to reduce the general partner’s maximum percentage interest in our quarterly distributions from 50 percent to 25 percent with respect to that portion of our quarterly cash distribution to partners that exceeds $0.325 per unit. In exchange for the agreement to reduce its maximum percentage interest in our quarterly distributions, our general partner would receive a number of newly-issued units that, based on the distribution rate and the number of units outstanding at the time of issuance, would result in our general partner receiving cash distributions from the

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newly-issued units and from its reduced maximum percentage interest in our quarterly distributions that would approximately equal the cash distributions our general partner would have received from its maximum percentage interest in our quarterly distributions without reduction. Based on our current distribution rate and outstanding units, the number of newly-issued TEPPCO units issued to the general partner would be approximately 14.1 million. On June 26, 2006, TEPPCO filed a preliminary proxy statement with the Securities and Exchange Commission that outlines the EPCO proposal and other proposals for which TEPPCO plans to solicit approval from its unitholders at a special meeting.

NON-GAAP FINANCIAL MEASURES

The Financial Highlights table accompanying this earnings release and other disclosures herein include references to EBITDA, which may be viewed as a non-GAAP (Generally Accepted Accounting Principles) measure under the rules of the Securities and Exchange Commission (SEC). We define EBITDA as net income plus interest expense — net, depreciation and amortization, and a pro-rata portion, based on our equity ownership, of the interest expense and depreciation and amortization of each of our joint ventures. We have included EBITDA as a supplemental disclosure because we believe EBITDA is used by our investors as a supplemental financial measure in the evaluation of our business. A reconciliation of EBITDA to net income is provided in the Financial Highlights table.

We believe EBITDA provides useful information regarding the performance of our assets without regard to financing methods, capital structures or historical costs basis. As a result, EBITDA provides investors a helpful measure for comparing the operating performance of our assets with the performance of other companies that have different financing and capital structures. EBITDA multiples are also used by our investors in

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assisting in the valuation of our limited partners’ equity. EBITDA should not be considered as an alternative to net income or income from continuing operations, operating income, cash flows from operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. Our EBITDA may not be comparable to EBITDA of other entities because other entities may not calculate EBITDA in the same manner as we do.

Information in the accompanying Operating Data table includes margin of the upstream segment, which may be viewed as a non-GAAP financial measure under the rules of the SEC. Margin is calculated as revenues generated from the sale of crude oil and lubrication oil, and transportation of crude oil, less the costs of purchases of crude oil and lubrication oil. We believe margin is a more meaningful measure of financial performance than sales and purchases of crude oil and lubrication oil due to the significant fluctuations sales and purchases caused by variations in the level of marketing activity and prices for products marketed. Additionally, we use margin internally to evaluate the financial performance of the upstream segment because it excludes expenses that are not directly related to the marketing and sales activities being evaluated. A reconciliation of margin to operating income is provided in the Operating Data table accompanying this earnings release.

TEPPCO will host a conference call related to earnings performance at 8 a.m. CT on Wednesday, August 2, 2006. Interested parties may listen live over the Internet or via telephone by dialing 800-811-8845, confirmation code 9423738. Please call in five to 10 minutes prior to the scheduled start time. To participate live over the Internet, log on to the company’s Web site at www.teppco.com.

An audio replay of the conference call will also be available for seven days by dialing 888-203-1112, confirmation code 9423738. A replay and transcript will also be available by accessing the company’s Web site at www.teppco.com.

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TEPPCO Partners, L.P. is a publicly traded partnership with an enterprise value of approximately $4 billion, which conducts business through various subsidiary operating companies. TEPPCO owns and operates one of the largest common carrier pipelines of refined petroleum products and liquefied petroleum gases in the United States; owns and operates petrochemical and natural gas liquid pipelines; is engaged in transportation, storage, gathering and marketing of crude oil; owns and operates natural gas gathering systems; and owns 50-percent interests in Seaway Crude Pipeline Company, Centennial Pipeline LLC and Mont Belvieu Storage Partners, L.P., and an undivided ownership interest in the Basin Pipeline. Texas Eastern Products Pipeline Company, LLC, an indirect subsidiary of EPCO, Inc., is the general partner of TEPPCO Partners, L.P. For more information, visit TEPPCO’s Web site at www.teppco.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Except for the historical information contained herein, the matters discussed in this news release, including without limitation those under the caption “2006 Outlook” are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, market conditions, governmental regulations and risk factors discussed in TEPPCO Partners, L.P. filings with the Securities and Exchange Commission.

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TEPPCO Partners, L. P.

FINANCIAL HIGHLIGHTS

(Unaudited - In Millions, Except Per Unit Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Operating Revenues:
Sales of petroleum products	$2,287.3	$1,961.3	$4,683.6	$3,346.4
Transportation - Refined Products	39.4	37.8	71.2	72.8
Transportation - LPGs	13.4	14.5	42.8	46.7
Transportation - Crude oil	10.5	9.0	19.5	18.2
Transportation - NGLs	10.7	11.4	21.4	21.6
Gathering - Natural Gas	41.5	37.0	82.8	73.5
Other	22.3	16.4	40.1	32.0

Total Operating Revenues	2,425.1	2,087.4	4,961.4	3,611.2

Costs and Expenses:
Purchases of petroleum products	2,254.8	1,941.9	4,625.8	3,313.0
Operating expenses	61.3	48.0	113.1	96.0
Operating fuel and power	13.0	11.6	27.3	22.6
General and administrative	9.2	6.1	18.4	13.3
Depreciation and amortization	28.6	26.1	57.4	51.8
Gains on sales of assets	—	(0.1)	(1.4)	(0.6)

Total Costs and Expenses	2,366.9	2,033.6	4,840.6	3,496.1

Operating Income	58.2	53.8	120.8	115.1

Interest expense - net	(19.2)	(21.6)	(40.4)	(40.9)
Equity earnings(1)	2.7	7.8	3.7	11.8
Other income - net	0.4	0.1	1.3	0.4

Income before deferred income tax expense	42.1	40.1	85.4	86.4

Deferred income tax expense	0.5	—	0.5	—

Income from continuing operations	41.6	40.1	84.9	86.4

Income from discontinued operations	(0.1)	0.8	1.5	2.0
Gain on sale of discontinued operations	—	—	17.9	—

Discontinued operations	(0.1)	0.8	19.4	2.0

Net Income	$41.5	$40.9	$104.3	$88.4

Net Income Allocation:
Limited Partner Unitholders:
Income from continuing operations	$29.4	$28.2	$59.9	$61.1
Discontinued operations	(0.1)	0.6	13.7	1.4
Total Net Income Allocated to Limited Partners Unitholders	29.3	28.8	73.6	62.5

General Partner:
Income from continuing operations	12.2	11.9	25.0	25.3
Discontinued operations	—	0.2	5.7	0.6
Total Net Income Allocated to General Partner	12.2	12.1	30.7	25.9

Total:
Income from continuing operations	41.6	40.1	84.9	86.4
Discontinued operations	(0.1)	0.8	19.4	2.0
Total Net Income Allocated	$41.5	$40.9	$104.3	$88.4

Basic and Diluted Net Income Per Limited Partner Unit:
Income from continuing operations	$0.42	$0.42	$0.85	$0.94
Discontinued operations	—	0.01	0.20	0.02
Earnings Per Unit	$0.42	$0.43	$1.05	$0.96

Weighted Average Number of Limited Partner Units	70.0	66.6	70.0	64.8

(1)   EBITDA

Net Income	$41.5	$40.9	$104.3	$88.4
Discontinued operations	0.1	(0.8)	(19.4)	(2.0)
Income from continuing operations	41.6	40.1	84.9	86.4
Deferred income tax expense	0.5	—	0.5	—
Interest expense - net	19.2	21.6	40.4	40.9
Depreciation and amortization (D&A)	28.6	26.1	57.4	51.8
Amortization of excess investment in joint ventures	1.2	1.3	2.1	2.5
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A	5.9	6.0	11.6	11.7
EBITDA from continuing operations	$97.0	$95.1	$196.9	$193.3

Discontinued operations	(0.1)	0.8	19.4	2.0
D&A included in discontinued operations	—	0.2	0.1	0.3

EBITDA	$96.9	$96.1	$216.4	$195.6

TEPPCO Partners, L.P.

BUSINESS SEGMENT DATA

(Unaudited - In Millions)

				Intersegment
Three Months Ended June 30, 2006	Downstream	Midstream	Upstream	Eliminations	Consolidated

Operating revenues	$69.3	$70.4	$2,287.0	$(1.6)	$2,425.1
Purchases of petroleum products	—	13.0	2,243.1	(1.3)	2,254.8
Operating expenses	37.7	18.7	18.2	(0.3)	74.3
General and administrative	4.7	2.6	1.9	—	9.2
Depreciation and amortization (D&A)	10.1	15.0	3.5	—	28.6

Operating Income	16.8	21.1	20.3	—	58.2

Equity (losses) earnings	(2.4)	—	5.1	—	2.7
Other - net	0.2	—	0.2	—	0.4

Income before interest	14.6	21.1	25.6	—	61.3

Depreciation and amortization	10.1	15.0	3.5	—	28.6
Amortization of excess investment in joint ventures	1.0	—	0.2	—	1.2
TEPPCO’s pro-rata percentage of jointventure interest expense and D&A	4.2	—	1.7	—	5.9

EBITDA from continuing operations	$29.9	$36.1	$31.0	$—	$97.0

Discontinued operations					(0.1)
Deferred income tax expense					(0.5)
Depreciation and amortization					(28.6)
Interest expense - net					(19.2)
Amortization of excess investment in joint ventures					(1.2)
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A					(5.9)

Net Income					$41.5

				Intersegment
Three Months Ended June 30, 2005	Downstream	Midstream	Upstream	Eliminations	Consolidated

Operating revenues	$63.4	$51.7	$1,973.0	$(0.7)	$2,087.4
Purchases of petroleum products	—	—	1,942.6	(0.7)	1,941.9
Operating expenses	35.2	10.4	14.0	—	59.6
General and administrative	3.5	1.4	1.2	—	6.1
Depreciation and amortization (D&A)	9.8	12.7	3.6	—	26.1
Gains on sales of assets	—	—	(0.1)	—	(0.1)

Operating Income	14.9	27.2	11.7	—	53.8

Equity (losses) earnings	(0.2)	—	8.0	—	7.8
Other - net	0.1	—	—	—	0.1

Income before interest	14.8	27.2	19.7	—	61.7

Depreciation and amortization	9.8	12.7	3.6	—	26.1
Amortization of excess investment in joint ventures	1.1	—	0.2	—	1.3
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A	4.0	—	2.0	—	6.0

EBITDA from continuing operations	$29.7	$39.9	$25.5	$—	$95.1

Discontinued operations					0.8
Depreciation and amortization					(26.1)
Interest expense - net					(21.6)
Amortization of excess investment in joint ventures					(1.3)
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A					(6.0)

Net Income					$40.9

				Intersegment
Six Months Ended June 30, 2006	Downstream	Midstream	Upstream	Eliminations	Consolidated

Operating revenues	$143.4	$126.7	$4,698.6	$(7.3)	$4,961.4
Purchases of petroleum products	—	13.0	4,619.5	(6.7)	4,625.8
Operating expenses	73.2	32.9	34.9	(0.6)	140.4
General and administrative	9.8	4.9	3.7	—	18.4
Depreciation and amortization (D&A)	20.4	30.2	6.8	—	57.4
Gains on sales of assets	—	(1.4)	—	—	(1.4)

Operating Income	40.0	47.1	33.7	—	120.8

Equity (losses) earnings	(3.6)	—	7.3	—	3.7
Other - net	1.0	0.1	0.2	—	1.3

Income before interest	37.4	47.2	41.2	—	125.8

Depreciation and amortization	20.4	30.2	6.8	—	57.4
Amortization of excess investment in joint ventures	1.7	—	0.4	—	2.1
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A	8.3	—	3.3	—	11.6

EBITDA from continuing operations	$67.8	$77.4	$51.7	$—	$196.9

Discontinued operations					19.4
Deferred income tax expense					(0.5)
Depreciation and amortization					(57.4)
Interest expense - net					(40.4)
Amortization of excess investment in joint ventures					(2.1)
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A					(11.6)

Net Income					$104.3

				Intersegment
Six Months Ended June 30, 2005	Downstream	Midstream	Upstream	Eliminations	Consolidated

Operating revenues	$141.6	$101.8	$3,369.8	$(2.0)	$3,611.2
Purchases of petroleum products	—	—	3,315.0	(2.0)	3,313.0
Operating expenses	68.1	22.5	28.0	—	118.6
General and administrative	7.7	2.9	2.7	—	13.3
Depreciation and amortization (D&A)	19.4	25.2	7.2	—	51.8
Gains on sales of assets	(0.1)	(0.4)	(0.1)	—	(0.6)

Operating Income	46.5	51.6	17.0	—	115.1

Equity (losses) earnings	(2.1)	—	13.9	—	11.8
Other - net	0.3	0.1	—	—	0.4

Income before interest	44.7	51.7	30.9	—	127.3

Depreciation and amortization	19.4	25.2	7.2	—	51.8
Amortization of excess investment in joint ventures	2.1	—	0.4	—	2.5
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A	8.1	—	3.6	—	11.7

EBITDA from continuing operations	$74.3	$76.9	$42.1	$—	$193.3

Discontinued operations					2.0
Depreciation and amortization					(51.8)
Interest expense - net					(40.9)
Amortization of excess investment in joint ventures					(2.5)
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A					(11.7)

Net Income					$88.4

TEPPCO Partners, L. P.

Condensed Statements of Cash Flows (Unaudited) (In Millions)

	Six Months Ended
	June 30,
	2006	2005
Cash Flows from Operating Activities
Net income	$104.3	$88.4
Income from discontinued operations	(19.4)	(2.0)
Deferred income tax expense	0.5	—
Gains on sales of assets	(1.4)	(0.6)
Depreciation, working capital and other	57.6	(58.1)
Cash flows from discontinued operations	1.5	2.3

Net Cash Provided by Operating Activities	143.1	30.0

Cash Flows from Investing Activities:
Proceeds from asset sales	39.8	0.5
Purchase of assets	—	(42.5)
Cash paid for linefill on assets owned	(1.4)	(5.4)
Investment in Mont Belvieu Storage Partners, L.P.	(1.7)	(1.1)
Investment in Centennial Pipeline LLC	(2.5)	—
Capital expenditures (1)	(82.5)	(82.9)

Net Cash Used in Investing Activities	(48.3)	(131.4)

Cash Flows from Financing Activities:
Proceeds from revolving credit facilities	305.6	299.3
Repayments on revolving credit facilities	(266.5)	(374.3)
Proceeds from the issuance of LP Units	—	278.8
Distributions paid	(133.8)	(117.3)

Net Cash Provided by (Used in) Financing Activities	(94.7)	86.5

Net Increase (Decrease) in Cash and Cash Equivalents	0.1	(14.9)
Cash and Cash Equivalents — beginning of period	0.1	16.4

Cash and Cash Equivalents — end of period	$0.2	$1.5

Supplemental Information:
Non-cash investing activities:
Interest paid (net of capitalized interest)	$42.1	$41.1

(1)                         Includes capital expenditures for maintaining existing operations of $13.9 million in 2006, and $19.9 million in 2005.

TEPPCO Partners, L. P.

Condensed Balance Sheets (Unaudited)

(In Millions)

	June 30,	December 31,
	2006	2005

Assets
Current assets
Cash and cash equivalents	$0.2	$0.1
Other	928.6	899.0

Total current assets	928.8	899.1

Property, plant and equipment - net	1,957.5	1,960.1
Intangible assets (1)	360.6	376.9
Equity investments	353.5	359.6
Other assets	86.8	84.8

Total assets	$3,687.2	$3,680.5

Liabilities and Partners’ Capital

Total current liabilities	$936.1	$937.2

Senior Notes (2)	1,106.7	1,119.1
Other long-term debt	445.0	405.9
Deferred tax liability	0.5	—
Other non-current liabilities	27.2	16.9
Partners’ capital
Accumulated other comprehensive loss	(0.3)	—
General partner’s interest (3)	(70.1)	(61.5)
Limited partners’ interests	1,242.1	1,262.9

Total partners’ capital	1,171.7	1,201.4

Total liabilities and partners’ capital	$3,687.2	$3,680.5

(1)            Includes the value of long-term service agreements between TEPPCO and its customers.

(2)            Includes $18.9 million and $31.5 million at Jun. 30, 2006, and Dec. 31, 2005, respectively related to fair value hedges.

(3)            Amount does not represent a commitment by the General Partner to make a contribution to TEPPCO.

TEPPCO Partners, L. P.

OPERATING DATA

(Unaudited - In Millions, Except as Noted)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Downstream Segment:
Barrels Delivered
Refined Products	46.0	42.1	81.9	80.7
LPGs	8.3	7.9	21.1	22.7

Total	54.3	50.0	103.0	103.4

Average Tariff Per Barrel
Refined Products	$0.86	$0.90	$0.87	$0.90
LPGs	1.33	1.84	1.91	2.06

Average System Tariff Per Barrel	$0.93	$1.05	$1.08	$1.16

Upstream Segment:
Margins/Revenues:
Crude oil transportation revenue	$16.6	$15.0	$32.4	$29.1
Crude oil marketing margin	19.1	9.0	31.9	12.5
Crude oil terminaling revenue	3.6	2.0	5.8	4.5
LSI margin	2.0	1.7	4.2	3.5
Total Margins/Revenues	$41.3	$27.7	$74.3	$49.6

Reconciliation of Margins/Revenues to Operating Income:

Sales of petroleum products	$2,273.9	$1,961.3	$4,674.3	$3,346.4
Transportation - Crude oil	10.5	9.0	19.5	18.2
Purchases of petroleum products	(2,243.1)	(1,942.6)	(4,619.5)	(3,315.0)
Total Margins/Revenues	41.3	27.7	74.3	49.6
Other operating revenues	2.6	2.7	4.8	5.2
Operating expenses	(18.2)	(14.0)	(34.9)	(28.0)
General and administrative	(1.9)	(1.2)	(3.7)	(2.7)
Depreciation and amortization	(3.5)	(3.6)	(6.8)	(7.2)
Gains on sales of assets	—	0.1	—	0.1
Operating income	$20.3	$11.7	$33.7	$17.0

Total barrels
Crude oil transportation	22.8	23.8	45.2	47.5
Crude oil marketing	56.3	48.9	109.2	93.2
Crude oil terminaling	38.3	21.3	62.7	48.4

Lubrication oil volume (total gallons):	3.4	3.2	7.2	7.3

Margin per barrel:
Crude oil transportation	$0.726	$0.630	$0.716	$0.613
Crude oil marketing	0.339	0.185	0.292	0.135
Crude oil terminaling	0.093	0.096	0.093	0.092

Lubrication oil margin (per gallon):	$0.605	$0.531	$0.577	$0.469

Midstream Segment:
Gathering - Natural Gas - Jonah
Bcf	111.3	99.0	220.0	196.4
Btu (in trillions)	123.0	109.5	243.0	216.8

Average fee per MMBtu	$0.210	$0.189	$0.208	$0.189

Gathering - Natural Gas - Val Verde
Bcf	46.9	44.6	92.3	87.9
Btu (in trillions)	41.7	39.5	81.6	77.5

Average fee per MMBtu	$0.389	$0.411	$0.404	$0.420

Transportation - NGLs
Total barrels	17.7	15.5	33.5	29.4
Margin per barrel	$0.608	$0.733	$0.638	$0.735

Fractionation - NGLs
Total barrels	1.1	1.1	2.3	2.2
Margin per barrel	$1.850	$1.820	$1.666	$1.732

Natural Gas Sales
Btu (in millions)	2.6	—	2.6	—
Average fee per MMBtu	$5.24	$—	$5.24	$—

Sales - Condensate
Total barrels (thousands)	18.3	13.3	43.0	41.2
Margin per barrel	$68.20	$53.24	$65.52	$49.77

TEPPCO Partners, L.P.

Earnings Estimate 2006

(Excluding Discontinued Operations)

Net Income	$170 million - $190 million

Basic Net Income Per Limited Partner Unit	$1.65 - $1.85

Interest Expense, net	$93 million

Depreciation and Amortization Expense (D&A)	$109 million

TEPPCO’s Pro-rata Percentage of Joint Venture Interest Expense and D&A	$23 million

Amortization of Excess Investment in Joint Ventures	$5 million

EBITDA	$400 million - $420 million